Exhibit 99.1
Post Holdings Reports Results for the Third Quarter of Fiscal Year 2019
St. Louis - August 1, 2019 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the third fiscal quarter ended June 30, 2019.
Highlights:

•	Net sales of $1.4 billion

•	Operating profit of $198.2 million; net earnings of $16.2 million and Adjusted EBITDA of $315.4 million

•	Fiscal year 2019 Adjusted EBITDA (non-GAAP) expected to range between $1.205-$1.215 billion
Basis of Presentation
Financial results reflect the separate capitalization of 8th Avenue Food & Provisions, Inc. (“8th Avenue”), the holding company for Post’s historical private brands business, with Post’s retained interest in 8th Avenue’s common equity accounted for using equity method accounting, effective October 1, 2018. Additionally, financial results include results from Bob Evans Farms, Inc. (“Bob Evans”) as of its acquisition date of January 12, 2018.
Third Quarter Consolidated Operating Results
Net sales were $1,439.2 million, a decrease of 10.5%, or $168.9 million, compared to the prior year period. Pro forma net sales (as defined later in this release under “Pro Forma Information”) increased 2.9%, or $40.2 million, when compared to the same period in fiscal year 2018. Gross profit was $462.1 million, or 32.1% of net sales, an increase of $3.9 million compared to the prior year period gross profit of $458.2 million, or 28.5% of net sales.
Selling, general and administrative (SG&A) expenses were $223.2 million, or 15.5% of net sales, a decrease of $2.7 million compared to the prior year period SG&A expenses of $225.9 million, or 14.0% of net sales.
Operating profit was $198.2 million, an increase of 7.5%, or $13.9 million, compared to the prior year period operating profit of $184.3 million, which included segment profit of $12.7 million attributable to the historical private brands business.
Net earnings were $16.2 million, a decrease of 83.2%, or $80.3 million, compared to the prior year period net earnings of $96.5 million. Net earnings included expense on swaps, net of $86.2 million in the third quarter of 2019 and income on swaps, net of $17.2 million in the third quarter of 2018, both of which are discussed later in this release and were treated as adjustments for non-GAAP measures. Net earnings available to common shareholders were $16.2 million, or $0.21 per diluted common share, compared to the prior year period net earnings available to common shareholders of $94.5 million, or $1.29 per diluted common share. Adjusted net earnings were $90.0 million, or $1.19 per diluted common share, compared to the prior year period Adjusted net earnings of $79.6 million, or $1.06 per diluted common share.
Adjusted EBITDA was $315.4 million, an increase of 0.4%, or $1.2 million, compared to the prior year period Adjusted EBITDA of $314.2 million, which included $24.7 million attributable to the historical private brands business.
Nine Month Consolidated Operating Results
Net sales were $4,238.3 million, a decrease of 8.4%, or $389.0 million, compared to the prior year period. Gross profit was $1,339.9 million, or 31.6% of net sales, a decrease of $39.2 million compared to the prior year period gross profit of $1,379.1 million, or 29.8% of net sales.
SG&A expenses were $666.1 million, or 15.7% of net sales, a decrease of $70.4 million compared to the prior year period SG&A expenses of $736.5 million, or 15.9% of net sales. SG&A expenses for the nine months ended June 30, 2019 included $18.3 million of transaction costs, which primarily related to the separate capitalization of 8th Avenue and the previously announced proposed initial public offering of Post’s Active Nutrition business and $7.4 million of integration expenses, both of which were treated as adjustments for non-GAAP measures. SG&A expenses for the nine months ended June 30, 2018 included $26.3 million of transaction expenses, which primarily related to success fees paid in conjunction with the close of the acquisition of Bob Evans, $27.0 million of integration expenses and a provision for $11.3 million in legal settlements, all of which were treated as adjustments for non-GAAP measures.
Operating profit was $678.4 million, an increase of 34.1%, or $172.4 million, compared to the prior year period operating profit of $506.0 million, which included segment profit of $43.8 million attributable to the historical private brands business. Operating profit for the nine months ended June 30, 2019 included a $127.3 million gain related to the separate capitalization of 8th Avenue, which was treated as an adjustment for non-GAAP measures.
Net earnings were $185.8 million, a decrease of 61.5%, or $297.1 million, compared to the prior year period net earnings of $482.9 million. Net earnings included expense on swaps, net of $200.9 million in the nine months ended June 30, 2019 and income on swaps, net of $70.4 million in the nine months ended June 30, 2018, both of which are discussed later in this release and were treated as adjustments for non-GAAP measures. Net earnings for the nine months ended June 30, 2018 included a $276.0 million one-time income tax net benefit and a $31.5 million loss related to early extinguishment of debt, both of which are discussed later in this release and were treated as adjustments for non-GAAP measures. Net earnings available to common shareholders were $182.8 million, or $2.47 per diluted common share, compared to the prior year period net earnings available to common shareholders of $474.9 million, or $6.34 per diluted common share. Adjusted net earnings were $269.8 million, or $3.58 per diluted common share, compared to the prior year period Adjusted net earnings of $228.1 million, or $2.99 per diluted common share.
Adjusted EBITDA was $906.8 million, a decrease of 0.4%, or $3.3 million, compared to the prior year period Adjusted EBITDA of $910.1 million, which included $81.0 million attributable to the historical private brands business.
Post Consumer Brands
North American ready-to-eat (“RTE”) cereal.
Net sales were $474.1 million, an increase of 1.7%, or $7.7 million, compared to the prior year period. Volumes increased 0.4% as growth in private label and Honey Bunches of Oats was partially offset by declines in certain licensed products, Pebbles, Great Grains and Malt-O-Meal bag cereal. Segment profit was $82.7 million, a decrease of 0.7%, or $0.6 million, compared to the prior year period. Segment Adjusted EBITDA was $115.3 million, a decrease of 0.3%, or $0.3 million, compared to the prior year period.
For the nine months ended June 30, 2019, net sales were $1,388.5 million, an increase of 2.0%, or $27.8 million, compared to the prior year period. Segment profit was $249.9 million, an increase of 2.2%, or $5.3 million, compared to the prior year period. Segment Adjusted EBITDA was $342.0 million, a decrease of 0.6%, or $2.2 million, compared to the prior year period.
Weetabix
International (primarily United Kingdom) RTE cereal and muesli.
Net sales were $108.4 million, an increase of 1.2%, or $1.3 million, compared to the prior year period, reflecting 11.0% improved average net pricing which was partially offset by a 3.4% volume decline and an unfavorable foreign exchange rate headwind of approximately 600 basis points. Segment profit was $26.8 million, an increase of 2.7%, or $0.7 million, compared to the prior year period. Segment Adjusted EBITDA was $35.6 million, an increase of 0.8%, or $0.3 million, compared to the prior year period.
For the nine months ended June 30, 2019, net sales were $313.4 million, a decrease of 0.8%, or $2.4 million, compared to the prior year period. Segment profit was $69.3 million, an increase of 18.3%, or $10.7 million, compared to the prior year period. Segment Adjusted EBITDA was $94.7 million, an increase of 6.3%, or $5.6 million, compared to the prior year period.
Foodservice
Primarily egg and potato products.
Net sales were $412.6 million, an increase of 3.3%, or $13.3 million, compared to the prior year period. Volumes increased 2.7%, driven by increases of 3.0% in egg volumes and 4.7% in potato volumes, which was partially offset by a decline in all other products. Segment profit was $58.5 million, an increase of 89.9%, or $27.7 million, compared to the prior year period. Segment Adjusted EBITDA was $79.5 million, an increase of 23.8%, or $15.3 million, compared to the prior year period.
For the nine months ended June 30, 2019, net sales were $1,209.8 million, an increase of 5.3%, or $61.4 million, compared to the prior year period. Segment profit was $158.6 million, an increase of 32.6%, or $39.0 million, compared to the prior year period. Segment Adjusted EBITDA was $232.5 million, an increase of 14.7%, or $29.8 million, compared to the prior year period.
Refrigerated Retail
Side dishes and egg, cheese and sausage products.
Net sales were $207.1 million, a decrease of 3.4%, or $7.4 million, compared to the prior year period. Volumes increased 0.5%, as an 8.4% increase in side dish volumes was nearly offset by declines in other products (disclosed in a table presented later in this release). Segment profit was $15.8 million, a decrease of 38.5%, or $9.9 million, compared to the prior year period. Segment Adjusted EBITDA was $37.9 million, a decrease of 15.2%, or $6.8 million, compared to the prior year period. Financial results for the third quarter of 2019 were impacted by unfavorable price/cost relationships within the more commodity-exposed portions of the segment, including sausage, shell eggs and cheese, which together represent approximately 35% of the segment’s volumes.
For the nine months ended June 30, 2019, net sales were $688.2 million, an increase of 19.5%, or $112.2 million, compared to the prior year period. Segment profit was $72.8 million, an increase of 6.0%, or $4.1 million, compared to the prior year period. Segment profit for the nine months ended June 30, 2018 was negatively impacted by integration expenses of $10.5 million, an inventory adjustment of $4.1 million resulting from purchase accounting and transaction expenses of $2.5 million, each of which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $133.2 million, an increase of 5.6%, or $7.1 million, compared to the prior year period.
Active Nutrition
Ready-to-drink (“RTD”) protein shakes, other RTD beverages, powders and nutrition bars.
Net sales were $237.6 million, an increase of 9.8%, or $21.2 million, compared to the prior year period, as growth in RTD protein shakes and other RTD beverages was partially offset by declines in nutrition bars and powders. RTD protein shake net sales grew 19%, with volumes up 13%. Segment profit was $55.6 million, an increase of 38.3%, or $15.4 million, compared to the prior year period. Segment Adjusted EBITDA was $61.9 million, an increase of 32.5%, or $15.2 million, compared to the prior year period.
For the nine months ended June 30, 2019, net sales were $639.9 million, an increase of 5.3%, or $32.3 million, compared to the prior year period. Segment profit was $134.8 million, an increase of 56.6%, or $48.7 million, compared to the prior year period. Segment profit for the nine months ended June 30, 2018 was negatively impacted by a provision of $9.0 million for a legal settlement, which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $153.9 million, an increase of 34.4%, or $39.4 million, compared to the prior year period.
Interest, (Gain) Loss on Extinguishment of Debt, Expense (Income) on Swaps and Income Tax
Interest expense, net was $85.6 million for the third quarter of 2019, compared to $98.9 million for the third quarter of 2018. For the nine months ended June 30, 2019, interest expense, net was $230.5 million, compared to $288.2 million for the nine months ended June 30, 2018. Interest expense, net for the nine months ended June 30, 2019 included a gain of $30.9 million resulting from the reclassification of gains previously recorded in accumulated other comprehensive income to interest expense. The remaining decrease for both periods was primarily driven by reductions in the principal balance of debt outstanding resulting from repayments and repurchases of certain debt in fiscal years 2018 and 2019. Interest expense, net included interest expense payable, under certain circumstances, to former holders of shares of Bob Evans common stock who demanded appraisal of their shares under Delaware law and had not withdrawn their demands, of $4.7 million in the third quarter of 2018 and $4.7 million and $8.5 million in the nine months ended June 30, 2019 and June 30, 2018, respectively.
Gain on extinguishment of debt, net of $6.1 million was recorded in the third quarter of 2018 in connection with Post’s open market purchases of $149.3 million in total principal value of certain senior notes. Loss on extinguishment of debt, net of $6.1 million was recorded in the nine months ended June 30, 2019 in connection with (i) Post’s repayment of $863.0 million in total principal value of its term loan, (ii) the assignment of debt to 8th Avenue related to its separate capitalization and (iii) Post’s open market purchases of $60.0 million in total principal value of certain senior notes. Loss on extinguishment of debt, net of $31.5 million was recorded in the nine months ended June 30, 2018 in connection with (i) Post’s redemption of its 6.00% senior notes, (ii) Post’s open market purchases of $261.3 million in total principal value of certain senior notes and (iii) an opportunistic repricing of Post’s term loan.
Expense (income) on swaps, net relates to non-cash mark-to-market adjustments and cash settlements on interest rate swaps. Expense on swaps, net was $86.2 million for the third quarter of 2019, compared to income of $17.2 million for the third quarter of 2018. For the nine months ended June 30, 2019, expense on swaps, net was $200.9 million, compared to income of $70.4 million in the nine months ended June 30, 2018.
Income tax expense was $7.4 million in the third quarter of 2019, an effective income tax rate of 24.6%, compared to an expense of $15.4 million in the third quarter of 2018, an effective income tax rate of 13.7%. For the nine months ended June 30, 2019, income tax expense was $39.6 million, an effective income tax rate of 15.7%, compared to a benefit of $216.5 million in the nine months ended June 30, 2018. In the the nine months ended June 30, 2019, the effective income tax rate differed significantly from the statutory rate as a result of discrete tax benefit items, primarily relating to excess tax benefits for share-based payments. In the nine months ended June 30, 2018, Post recorded a $276.0 million one-time net income tax benefit in connection with the U.S. Tax Cuts and Jobs Act.
Share Repurchases
During the third quarter of 2019, Post repurchased 0.2 million shares for $22.9 million at an average price of $103.83 per share. During the nine months ended June 30, 2019, Post repurchased 0.9 million shares for $88.6 million at an average price of $96.16 per share. At the end of the third quarter of 2019, Post had $219.4 million remaining under its share repurchase authorization.
Recent Announcements
On July 22, 2019, Post and TreeHouse Foods announced that Post’s previously announced acquisition of TreeHouse Foods’ private label RTE cereal business (the “TreeHouse RTE cereal business”) is being reviewed by the Federal Trade Commission, and closing of the transaction will be delayed beyond July 2019.
Outlook
Post management now expects its fiscal year 2019 Adjusted EBITDA to range between $1.205-$1.215 billion, which excludes the results of 8th Avenue and any contribution from the acquisition of the TreeHouse RTE cereal business.
In fiscal year 2019, Post management expects to incur $19-$21 million of restructuring and facility closure costs associated with the closure of certain cereal facilities, which are treated as adjustments to non-GAAP measures and comprised of severance, retention and related expenses, adjustments on assets held for sale and accelerated depreciation.
Post management continues to expect fiscal year 2019 capital expenditures to range between $300-$310 million, including the following:

•	approximately $80 million related to the previously announced new precooked egg facility in Norwalk, Iowa, which is on schedule to open in October 2019;

•	approximately $30 million related to the previously announced cage-free housing conversion at the Bloomfield, Nebraska facility; and

•
approximately $25 million to upgrade certain manufacturing product lines in Corby, U.K. into a single facility and to complete the start-up and transfer of production to other facilities related to the Clinton, Massachusetts cereal facility closure.

The Company provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for gain on sale of business, expense (income) on swaps, net, transaction and integration costs, restructuring and facility closure costs, provision for legal settlements, mark-to-market adjustments on commodity and foreign exchange hedges, assets held for sale and other charges reflected in the Company’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
8th Avenue Standalone Financial Information and Outlook
A business separately capitalized by Post and Thomas H. Lee Partners, L.P. (“THL”), in which Post owns 60.5%, and THL and members of the 8th Avenue management team collectively own 39.5%, of the common equity of 8th Avenue, the holding company for Post’s historical private brands business (nut butter, dried fruit and nut, granola and pasta).
For the third quarter of 2019, net sales were $202.7 million, net earnings were $0.0 million and Adjusted EBITDA was $22.4 million. For the nine months ended June 30, 2019, net sales were $630.5 million, net loss was $8.7 million and Adjusted EBITDA was $69.9 million. As of June 30, 2019, 8th Avenue is capitalized with $660.4 million of senior secured debt, $250 million in principal amount of preferred equity and $21.4 million of accumulated, but unpaid, preferred dividends. Summarized financial information for 8th Avenue is disclosed later in this release.
For 8th Avenue, Post management now expects fiscal year 2019 Adjusted EBITDA to range between $95-$100 million.
Post provides Adjusted EBITDA guidance for 8th Avenue only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including transaction and integration costs, non-cash stock based compensation and other charges reflected in 8th Avenue’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA for the Company and 8th Avenue, and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying Company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Additionally, the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding the Company’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, August 2, 2019 at 9:00 a.m. EDT to discuss financial results for the third quarter of fiscal year 2019 and fiscal year 2019 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 5439278. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of Post’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, August 16, 2019 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 5439278. A webcast replay also will be available for a limited period on Post’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what the Company’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on the conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2019, Post’s capital expenditures expectations, including capital expenditures expectations related to the new precooked egg facility, the cage-free housing conversion, upgrading certain manufacturing product lines in Corby and the start-up and transfer of production to other facilities related to the Clinton cereal facility closure, Post’s restructuring and facility closure expectations, Post management’s Adjusted EBITDA outlook for 8th Avenue for fiscal year 2019, statements regarding the initial public offering of Post’s Active Nutrition business and statements regarding the completion of the proposed acquisition of the TreeHouse RTE cereal business. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may,” “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:

•
Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt) and Post’s ability to service its outstanding debt (including covenants that restrict the operation of its business);

•	Post’s ability to continue to compete in its product categories and Post’s ability to retain its market position and favorable perceptions of its brands;

•	Post’s ability to anticipate and respond to changes in consumer preferences and trends and introduce new products;

•
the possibility that Post may not be able to consummate the initial public offering of its Active Nutrition business on the expected timeline or at all, that Post may not be able to create value in its Active Nutrition business through such transaction or that the pursuit of such transaction could be disruptive to Post and its Active Nutrition business;

•	the ability and timing to close the proposed acquisition of the TreeHouse RTE cereal business;

•	Post’s ability to identify, complete and integrate acquisitions and manage its growth;

•	Post’s ability to promptly and effectively realize the expected synergies of its acquisition of Bob Evans within the expected timeframe or at all;

•	higher freight costs, significant volatility in the costs or availability of certain raw materials, commodities or packaging used to manufacture Post’s products or higher energy costs;

•	impairment in the carrying value of goodwill or other intangibles;

•	Post’s ability to successfully implement business strategies to reduce costs;

•	allegations that Post’s products cause injury or illness, product recalls and withdrawals and product liability claims and other litigation;

•
legal and regulatory factors, such as compliance with existing laws and regulations and changes to and new laws and regulations affecting Post’s business, including current and future laws and regulations regarding food safety, advertising and labeling and animal feeding and housing operations;

•	the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;

•	consolidations in the retail and foodservice distribution channels;

•	losses incurred in the appraisal proceedings brought in connection with Post’s acquisition of Bob Evans by former Bob Evans stockholders who demanded appraisal of their shares;

•	the ultimate impact litigation or other regulatory matters may have on Post;

•	disruptions or inefficiencies in the supply chain, including as a result of Post’s reliance on third party manufacturers for certain of its products;

•	changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond Post’s control;

•	Post’s ability to successfully collaborate with the private equity firm THL, whose affiliates invested with Post in 8th Avenue;

•
costs associated with Bob Evans’s obligations in connection with the sale and separation of its restaurant business in April 2017, which occurred prior to Post’s acquisition of Bob Evans, including certain indemnification obligations under the restaurants sale agreement and Bob Evans’s payment and performance obligations as a guarantor for certain leases;

•	the ability of Post’s and Post’s customers’ private brand products to compete with nationally branded products;

•	Post’s ability to successfully operate its international operations in compliance with applicable laws and regulations;

•	changes in economic conditions, disruptions in the United States and global capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;

•	the impact of the United Kingdom’s exit from the European Union (commonly known as “Brexit”) on Post and its operations;

•	changes in estimates in critical accounting judgments;

•	loss of key employees, labor strikes, work stoppages or unionization efforts;

•	losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;

•	costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents or information security breaches;

•	Post’s ability to protect its intellectual property and other assets;

•	significant differences in Post’s and 8th Avenue’s actual operating results from Post’s guidance regarding its and 8th Avenue’s future performance;

•	Post’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•	other risks and uncertainties described in Post’s filings with the SEC.
These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.
This release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient, and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As a leader in refrigerated foods, Post delivers innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, Simply Potatoes®, All Whites®, Better’n Eggs® and Crystal Farms® brands. Post’s Active Nutrition platform brings good energy to a wide range of consumers looking to live healthy lives through brands such as Premier Protein®, PowerBar® and Dymatize®. Post participates in the private brand food category through its investment with Thomas H. Lee Partners in 8th Avenue Food & Provisions, a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net Sales	$1,439.2	$1,608.1	$4,238.3	$4,627.3
Cost of goods sold	977.1	1,149.9	2,898.4	3,248.2
Gross Profit	462.1	458.2	1,339.9	1,379.1
Selling, general and administrative expenses	223.2	225.9	666.1	736.5
Amortization of intangible assets	40.3	47.2	121.0	135.1
Gain on sale of business	—	—	(127.3)	—
Other operating expenses, net	0.4	0.8	1.7	1.5
Operating Profit	198.2	184.3	678.4	506.0
Interest expense, net	85.6	98.9	230.5	288.2
(Gain) loss on extinguishment of debt, net	—	(6.1)	6.1	31.5
Expense (income) on swaps, net	86.2	(17.2)	200.9	(70.4)
Other income, net	(3.7)	(3.5)	(11.1)	(10.6)
Earnings before Income Taxes and Equity Method Loss	30.1	112.2	252.0	267.3
Income tax expense (benefit)	7.4	15.4	39.6	(216.5)
Equity method loss, net of tax	6.2	—	25.7	—
Net Earnings Including Noncontrolling Interest	16.5	96.8	186.7	483.8
Less: Net earnings attributable to noncontrolling interest	0.3	0.3	0.9	0.9
Net Earnings	16.2	96.5	185.8	482.9
Less: Preferred stock dividends	—	2.0	3.0	8.0
Net Earnings Available to Common Shareholders	$16.2	$94.5	$182.8	$474.9

Earnings per Common Share:
Basic	$0.22	$1.41	$2.61	$7.13
Diluted	$0.21	$1.29	$2.47	$6.34

Weighted-Average Common Shares Outstanding:
Basic	73.3	67.0	70.1	66.6
Diluted	75.4	75.0	75.3	76.2

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	June 30, 2019	September 30, 2018
ASSETS
Current Assets
Cash and cash equivalents	$364.7	$989.7
Restricted cash	1.8	4.8
Receivables, net	473.4	462.3
Inventories	560.6	484.2
Current assets held for sale	—	195.0
Prepaid expenses and other current assets	42.5	64.3
Total Current Assets	1,443.0	2,200.3

Property, net	1,722.0	1,709.7
Goodwill	4,476.0	4,499.6
Other intangible assets, net	3,406.9	3,539.3
Equity method investments	157.1	5.2
Other assets held for sale	—	856.6
Other assets	192.9	246.8
Total Assets	$11,397.9	$13,057.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$10.1	$22.1
Accounts payable	325.4	365.1
Current liabilities held for sale	—	65.6
Other current liabilities	380.2	339.3
Total Current Liabilities	715.7	792.1

Long-term debt	6,324.5	7,232.1
Deferred income taxes	723.9	778.4
Other liabilities held for sale	—	695.1
Other liabilities	416.5	499.3
Total Liabilities	8,180.6	9,997.0

Shareholders’ Equity
Preferred stock	—	—
Common stock	0.8	0.8
Additional paid-in capital	3,653.4	3,590.9
Retained earnings	268.9	88.0
Accumulated other comprehensive loss	(38.4)	(39.4)
Treasury stock, at cost	(678.6)	(589.9)
Total Shareholders’ Equity excluding Noncontrolling Interest	3,206.1	3,050.4
Noncontrolling Interest	11.2	10.1
Total Shareholders’ Equity	3,217.3	3,060.5
Total Liabilities and Shareholders’ Equity	$11,397.9	$13,057.5

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Nine Months Ended June 30,
	2019	2018
Cash provided by (used in):
Operating activities	$504.8	$591.1
Investing activities, including capital expenditures of $202.7 and $142.1	96.7	(1,597.0)
Financing activities	(1,228.3)	(173.9)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.2)	(1.7)
Net decrease in cash, cash equivalents and restricted cash	$(628.0)	$(1,181.5)

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net Sales
Post Consumer Brands	$474.1	$466.4	$1,388.5	$1,360.7
Weetabix	108.4	107.1	313.4	315.8
Foodservice	412.6	399.3	1,209.8	1,148.4
Refrigerated Retail	207.1	214.5	688.2	576.0
Active Nutrition	237.6	216.4	639.9	607.6
Private Brands	—	209.1	—	628.1
Eliminations	(0.6)	(4.7)	(1.5)	(9.3)
Total	$1,439.2	$1,608.1	$4,238.3	$4,627.3
Segment Profit
Post Consumer Brands	$82.7	$83.3	$249.9	$244.6
Weetabix	26.8	26.1	69.3	58.6
Foodservice	58.5	30.8	158.6	119.6
Refrigerated Retail	15.8	25.7	72.8	68.7
Active Nutrition	55.6	40.2	134.8	86.1
Private Brands	—	12.7	—	43.8
Total segment profit	239.4	218.8	685.4	621.4
General corporate expenses and other	37.5	31.0	123.2	104.8
Gain on sale of business	—	—	(127.3)	—
Interest expense, net	85.6	98.9	230.5	288.2
(Gain) loss on extinguishment of debt, net	—	(6.1)	6.1	31.5
Expense (income) on swaps, net	86.2	(17.2)	200.9	(70.4)
Earnings before Income Taxes and Equity Method Loss	$30.1	$112.2	$252.0	$267.3

PRO FORMA INFORMATION
Pro forma net sales, as used in the text of this release, is defined as the comparison of the GAAP results for the three-month period ended June 30, 2019 to the same three-month period in fiscal year 2018, adjusted to exclude results of the divested business for the period presented in the table below. Pro forma net sales have not been prepared in accordance with the requirements of Article 11 of Regulation S-X.

Business	Type	Segment	Pro Forma Periods
8th Avenue	Divestiture	Private Brands	April 1, 2018 - June 30, 2018

RECONCILIATION OF NET SALES TO PRO FORMA NET SALES (Unaudited)
(in millions)

	Three Months Ended June 30,
	2019	2018
Net Sales	$1,439.2	$1,608.1
Pre-divestiture net sales from the historical private brands business	—	(209.1)
Pro Forma Net Sales	$1,439.2	$1,399.0

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All	0.5%
Side dishes	8.4%
Egg	(2.4%)
Cheese	(11.2%)
Sausage	(0.4%)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of the Company’s reportable segments, which is each of the Company’s reportable segment’s earnings before income taxes and equity method earnings/loss before impairment of property, goodwill and intangible assets, facility closure related costs, restructuring expenses, gain/loss on assets held for sale, gain/loss on sale of businesses and facilities, interest expense, net and other unallocated corporate income and expenses. The Company believes total segment profit is useful to investors in evaluating the Company’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings and Adjusted diluted earnings per common share
The Company believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that affect the comparability of the Company’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:

a.
Gain on sale of business: The Company has excluded gains recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these gains do not reflect expected ongoing future operating income and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

b.
Payments of debt extinguishment costs, net: The Company has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

c.
Expense (income) on swaps, net: The Company has excluded the impact of non-cash mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments and settlements are not consistent.

d.
Transaction costs and integration costs: The Company has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as the Company believes that these exclusions allow for more meaningful evaluation of the Company’s current operating performance and comparisons of the Company’s operating performance to other periods. The Company believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of the Company or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or its performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. Furthermore, the Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance.

e.
Restructuring and facility closure costs, including accelerated depreciation: The Company has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

f.
Provision for legal settlements: The Company has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as the Company believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

g.
Inventory valuation adjustments on acquired businesses: The Company has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of the Company’s acquisitions.

h.
Mark-to-market adjustments on commodity and foreign exchange hedges: The Company has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.

i.
Debt consent solicitation costs: The Company has excluded professional service fees and other related costs in connection with its debt consent solicitation as the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

j.
Assets held for sale: The Company has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these adjustments do not reflect expected ongoing future operating expenses or income and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

k.
Foreign currency gains and losses on intercompany loans: The Company has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Company performance to allow for more meaningful comparisons of performance to other periods.

l.
Advisory income: The Company has excluded advisory income received from 8th Avenue as the Company believes such income does not contribute to a meaningful evaluation of its current operating performance or comparisons of its operating performance to other periods.

m.
Income tax: The Company has included the income tax impact of the non-GAAP adjustments using a rate described in the footnote of the reconciliation tables, as the Company believes that the Company’s GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.

n.
U.S. tax reform net benefit: The Company has excluded the impact of the one-time net income tax benefit recorded throughout fiscal year 2018 which reflected (i) the benefit related to an estimate of the remeasurement of the Company’s existing deferred tax assets and liabilities considering both the Company’s fiscal year 2018 blended U.S. federal corporate income tax rate of 24.5% and a 21% rate for subsequent fiscal years and (ii) the expense related to an estimate of a transition tax on unrepatriated foreign earnings. The Company believes that the net benefit as reported is not representative of the Company’s current income tax position and exclusion of the benefit allows for more meaningful comparisons of performance to other periods.

Adjusted EBITDA and segment Adjusted EBITDA
The Company believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. The Company believes that segment Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense (benefit), interest expense, net, depreciation and amortization including accelerated depreciation, and the following adjustments discussed above: gain on sale of business, expense (income) on swaps, net, transaction costs and integration costs, restructuring and facility closure costs excluding accelerated depreciation, provision for legal settlements, inventory valuation adjustments on acquired businesses, mark-to-market adjustments on commodity and foreign exchange hedges, debt consent solicitation costs, assets held for sale, foreign currency gains and losses on intercompany loans and advisory income. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:

o.
(Gain) loss on extinguishment of debt, net: The Company has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and the write-off of net unamortized debt premiums and discounts, net of gains realized on debt repurchased at a discount, as such losses are inconsistent in amount and frequency. Additionally, the Company believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

p.
Non-cash stock-based compensation: The Company’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. The Company has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of the Company’s operating performance to other periods.

q.
Equity method investment adjustment: The Company has included adjustments for the 8th Avenue equity investment loss and the Company’s portion of income tax expense (benefit), interest expense, net and depreciation and amortization for its unconsolidated Weetabix investment accounted for using equity method accounting.

r.
Noncontrolling interest adjustment: The Company has included adjustments for income tax expense (benefit), interest expense, net and depreciation and amortization for consolidated investments which are attributable to the noncontrolling owners of the consolidated investments.

RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net Earnings Available to Common Shareholders	$16.2	$94.5	$182.8	$474.9
Dilutive preferred stock dividends	—	2.0	3.0	8.0
Net Earnings for Diluted Earnings per Share	16.2	96.5	185.8	482.9

Adjustments:
Gain on sale of business	—	—	(127.3)	—
Payments of debt extinguishment costs, net	—	(5.8)	(4.0)	26.4
Expense (income) on swaps, net	86.2	(17.2)	200.9	(70.4)
Transaction costs	3.7	2.5	18.3	26.3
Integration costs	6.5	3.2	7.4	27.0
Restructuring and facility closure costs, including accelerated depreciation	7.1	2.1	18.9	4.0
Provision for legal settlements	(2.6)	0.3	(2.6)	11.3
Inventory valuation adjustments on acquired businesses	—	—	—	4.2
Mark-to-market adjustments on commodity and foreign exchange hedges	(3.0)	6.8	(0.7)	(1.5)
Debt consent solicitation costs	—	—	1.3	—
Assets held for sale	—	—	(0.6)	—
Foreign currency (gain) loss on intercompany loans	—	(0.1)	—	0.8
Advisory income	(0.2)	—	(0.4)	—
Total Net Adjustments	97.7	(8.2)	111.2	28.1
Income tax effect on adjustments (1)	(23.9)	2.0	(27.2)	(6.9)
U.S. tax reform net benefit	—	(10.7)	—	(276.0)
Adjusted Net Earnings	$90.0	$79.6	$269.8	$228.1

(1) For the three and nine months ended June 30, 2019, income tax effect on adjustments was calculated using 24.5%, the sum of Post’s fiscal year 2019 U.S. federal corporate income tax rate plus Post’s blended state income tax rate net of federal deductions. For the three and nine months ended June 30, 2018, income tax effect on adjustments was calculated using 24.5%, the sum of Post’s fiscal year 2018 blended U.S. federal corporate income tax rate plus Post’s blended state income tax rate less the estimated benefit of the Domestic Production Activities Deduction.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Diluted Earnings per Common Share	$0.21	$1.29	$2.47	$6.34

Adjustments:
Gain on sale of business	—	—	(1.69)	—
Payments of debt extinguishment costs, net	—	(0.08)	(0.05)	0.35
Expense (income) on swaps, net	1.14	(0.23)	2.67	(0.92)
Transaction costs	0.05	0.03	0.24	0.34
Integration costs	0.09	0.04	0.10	0.35
Restructuring and facility closure costs, including accelerated depreciation	0.09	0.03	0.25	0.05
Provision for legal settlements	(0.03)	—	(0.03)	0.15
Inventory valuation adjustments on acquired businesses	—	—	—	0.05
Mark-to-market adjustments on commodity and foreign exchange hedges	(0.04)	0.09	(0.01)	(0.02)
Debt consent solicitation costs	—	—	0.01	—
Assets held for sale	—	—	(0.01)	—
Foreign currency loss on intercompany loans	—	—	—	0.01
Advisory income	—	—	(0.01)	—
Total Net Adjustments	1.30	(0.12)	1.47	0.36
Income tax effect on adjustments (1)	(0.32)	0.03	(0.36)	(0.09)
U.S. tax reform net benefit	—	(0.14)	—	(3.62)
Adjusted Diluted Earnings per Common Share	$1.19	$1.06	$3.58	$2.99

(1) For the three and nine months ended June 30, 2019, income tax effect on adjustments was calculated using 24.5%, the sum of Post’s fiscal year 2019 U.S. federal corporate income tax rate plus Post’s blended state income tax rate net of federal deductions. For the three and nine months ended June 30, 2018, income tax effect on adjustments was calculated using 24.5%, the sum of Post’s fiscal year 2018 blended U.S. federal corporate income tax rate plus Post’s blended state income tax rate less the estimated benefit of the Domestic Production Activities Deduction.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net Earnings	$16.2	$96.5	$185.8	$482.9
Income tax expense (benefit)	7.4	15.4	39.6	(216.5)
Interest expense, net	85.6	98.9	230.5	288.2
Depreciation and amortization, including accelerated depreciation	96.7	105.7	288.1	300.8
Gain on sale of business	—	—	(127.3)	—
(Gain) loss on extinguishment of debt, net	—	(6.1)	6.1	31.5
Expense (income) on swaps, net	86.2	(17.2)	200.9	(70.4)
Non-cash stock-based compensation	10.3	7.4	28.4	23.2
Transaction costs	3.7	2.5	18.3	26.3
Integration costs	6.5	3.2	7.4	27.0
Restructuring and facility closure costs, excluding accelerated depreciation	2.5	0.9	6.7	2.5
Provision for legal settlements	(2.6)	0.3	(2.6)	11.3
Inventory valuation adjustments on acquired businesses	—	—	—	4.2
Mark-to-market adjustments on commodity and foreign exchange hedges	(3.0)	6.8	(0.7)	(1.5)
Equity method investment adjustment	6.3	0.2	25.8	0.3
Noncontrolling interest adjustment	(0.2)	(0.2)	(0.5)	(0.5)
Debt consent solicitation costs	—	—	1.3	—
Assets held for sale	—	—	(0.6)	—
Foreign currency (gain) loss on intercompany loans	—	(0.1)	—	0.8
Advisory income	(0.2)	—	(0.4)	—
Adjusted EBITDA	$315.4	$314.2	$906.8	$910.1
Adjusted EBITDA as a percentage of Net Sales	21.9%	19.5%	21.4%	19.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED JUNE 30, 2019
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Active Nutrition	Corporate/ Other	Total
Segment Profit	$82.7	$26.8	$58.5	$15.8	$55.6	$—	$239.4
General corporate expenses and other	—	—	—	—	—	(37.5)	(37.5)
Other income, net	—	—	—	—	—	(3.7)	(3.7)
Operating Profit	82.7	26.8	58.5	15.8	55.6	(41.2)	198.2
Other income, net	—	—	—	—	—	3.7	3.7
Depreciation and amortization, including accelerated depreciation	29.7	9.2	28.3	17.7	6.3	5.5	96.7
Non-cash stock-based compensation	—	—	—	—	—	10.3	10.3
Transaction costs	—	—	—	—	—	3.7	3.7
Integration costs	2.9	—	—	3.6	—	—	6.5
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	2.5	2.5
Provision for legal settlements	—	—	(3.4)	0.8	—	—	(2.6)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	(3.9)	—	—	0.9	(3.0)
Equity method investment adjustment	—	0.1	—	—	—	—	0.1
Noncontrolling interest adjustment	—	(0.5)	—	—	—	—	(0.5)
Advisory income	—	—	—	—	—	(0.2)	(0.2)
Adjusted EBITDA	$115.3	$35.6	$79.5	$37.9	$61.9	$(14.8)	$315.4
Adjusted EBITDA as a percentage of Net Sales	24.3%	32.8%	19.3%	18.3%	26.1%	—	21.9%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED JUNE 30, 2018
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$83.3	$26.1	$30.8	$25.7	$40.2	$12.7	$—	$218.8
General corporate expenses and other	—	—	—	—	—	—	(31.0)	(31.0)
Other income, net	—	—	—	—	—	—	(3.5)	(3.5)
Operating Profit	83.3	26.1	30.8	25.7	40.2	12.7	(34.5)	184.3
Other income, net	—	—	—	—	—	—	3.5	3.5
Depreciation and amortization, including accelerated depreciation	31.3	9.5	27.0	17.5	6.5	11.8	2.1	105.7
Non-cash stock-based compensation	—	—	—	—	—	—	7.4	7.4
Transaction costs	—	—	—	0.1	—	—	2.4	2.5
Integration costs	1.0	—	0.1	1.4	—	0.2	0.5	3.2
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	—	0.9	0.9
Provision for legal settlements	—	—	0.3	—	—	—	—	0.3
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	6.0	—	—	—	0.8	6.8
Equity method investment adjustment	—	0.2	—	—	—	—	—	0.2
Noncontrolling interest adjustment	—	(0.5)	—	—	—	—	—	(0.5)
Foreign currency gain on intercompany loans	—	—	—	—	—	—	(0.1)	(0.1)
Adjusted EBITDA	$115.6	$35.3	$64.2	$44.7	$46.7	$24.7	$(17.0)	$314.2
Adjusted EBITDA as a percentage of Net Sales	24.8%	33.0%	16.1%	20.8%	21.6%	11.8%	—	19.5%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
NINE MONTHS ENDED JUNE 30, 2019
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Active Nutrition	Corporate/ Other	Total
Segment Profit	$249.9	$69.3	$158.6	$72.8	$134.8	$—	$685.4
General corporate expenses and other	—	—	—	—	—	(123.2)	(123.2)
Gain on sale of business	—	—	—	—	—	127.3	127.3
Other income, net	—	—	—	—	—	(11.1)	(11.1)
Operating Profit	249.9	69.3	158.6	72.8	134.8	(7.0)	678.4
Other income, net	—	—	—	—	—	11.1	11.1
Depreciation and amortization, including accelerated depreciation	89.1	26.7	83.0	55.4	19.0	14.9	288.1
Gain on sale of business	—	—	—	—	—	(127.3)	(127.3)
Non-cash stock-based compensation	—	—	—	—	—	28.4	28.4
Transaction costs	—	—	—	—	0.1	18.2	18.3
Integration costs	3.0	—	0.2	4.2	—	—	7.4
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	6.7	6.7
Provision for legal settlements	—	—	(3.4)	0.8	—	—	(2.6)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	(5.9)	—	—	5.2	(0.7)
Equity method investment adjustment	—	0.1	—	—	—	—	0.1
Noncontrolling interest adjustment	—	(1.4)	—	—	—	—	(1.4)
Debt consent solicitation costs	—	—	—	—	—	1.3	1.3
Assets held for sale	—	—	—	—	—	(0.6)	(0.6)
Advisory income	—	—	—	—	—	(0.4)	(0.4)
Adjusted EBITDA	$342.0	$94.7	$232.5	$133.2	$153.9	$(49.5)	$906.8
Adjusted EBITDA as a percentage of Net Sales	24.6%	30.2%	19.2%	19.4%	24.1%	—	21.4%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
NINE MONTHS ENDED JUNE 30, 2018
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$244.6	$58.6	$119.6	$68.7	$86.1	$43.8	$—	$621.4
General corporate expenses and other	—	—	—	—	—	—	(104.8)	(104.8)
Other income, net	—	—	—	—	—	—	(10.6)	(10.6)
Operating Profit	244.6	58.6	119.6	68.7	86.1	43.8	(115.4)	506.0
Other income, net	—	—	—	—	—	—	10.6	10.6
Depreciation and amortization, including accelerated depreciation	93.1	29.3	76.9	40.3	19.4	36.9	4.9	300.8
Non-cash stock-based compensation	—	—	—	—	—	—	23.2	23.2
Transaction costs	—	—	—	2.5	—	—	23.8	26.3
Integration costs	6.9	2.3	0.9	10.5	—	0.3	6.1	27.0
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	—	2.5	2.5
Provision for legal settlements	—	—	2.3	—	9.0	—	—	11.3
Inventory valuation adjustments on acquired businesses	(0.6)	—	0.7	4.1	—	—	—	4.2
Mark-to-market adjustments on commodity and foreign exchange hedges	0.2	—	2.3	—	—	—	(4.0)	(1.5)
Equity method investment adjustment	—	0.3	—	—	—	—	—	0.3
Noncontrolling interest adjustment	—	(1.4)	—	—	—	—	—	(1.4)
Foreign currency loss on intercompany loans	—	—	—	—	—	—	0.8	0.8
Adjusted EBITDA	$344.2	$89.1	$202.7	$126.1	$114.5	$81.0	$(47.5)	$910.1
Adjusted EBITDA as a percentage of Net Sales	25.3%	28.2%	17.7%	21.9%	18.8%	12.9%	—	19.7%

SELECTED FINANCIAL INFORMATION FOR 8TH AVENUE (Unaudited)
(in millions)

	Three Months Ended June 30, 2019	Nine Months Ended June 30, 2019
Net Sales	$202.7	$630.5
Gross Profit	$35.2	$104.4

Net Earnings (Loss)	$—	$(8.7)
Less: Preferred Stock Dividend	7.3	21.4
Net Loss Available to 8th Avenue Common Shareholders	$(7.3)	$(30.1)

EXPLANATION AND RECONCILIATION OF 8TH AVENUE’S NON-GAAP MEASURE
The Company believes that Adjusted EBITDA is useful to investors in evaluating 8th Avenue’s operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of 8th Avenue’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt. Management uses 8th Avenue’s Adjusted EBITDA to provide forward-looking guidance and to forecast future results.
8th Avenue’s Adjusted EBITDA reflects adjustments for interest expense, net, income tax benefit, depreciation and amortization, and the following adjustments:

a.
Transaction costs and integration costs: Post has excluded transaction costs related to professional service fees and other related costs associated with the separate capitalization of 8th Avenue and integration costs incurred to integrate the component business units that comprise the combined 8th Avenue organization as Post believes that these exclusions allow for more meaningful evaluation of 8th Avenue’s current operating performance and comparisons of 8th Avenue’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of 8th Avenue’s assets, and such costs are not factored into 8th Avenue management’s evaluation of its performance. By excluding these expenses, 8th Avenue management is better able to evaluate 8th Avenue’s ability to utilize its existing assets and estimate the long-term value that its assets will generate for 8th Avenue. Furthermore, Post believes that the adjustments of these items more closely correlate with the sustainability of 8th Avenue’s operating performance.

b.
Non-cash stock-based compensation: 8th Avenue’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of 8th Avenue’s operating performance to other periods.

c.
Advisory costs: Post has excluded advisory costs payable by 8th Avenue to Post and an affiliate of THL as Post believes such costs do not contribute to a meaningful evaluation of 8th Avenue’s current operating performance or comparisons of 8th Avenue’s operating performance to other periods.

RECONCILIATION OF 8TH AVENUE’S NET EARNINGS (LOSS) TO 8TH AVENUE’S ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended June 30, 2019	Nine Months Ended June 30, 2019
Net Earnings (Loss)	$—	$(8.7)
Interest expense, net	15.8	41.5
Income tax benefit	(7.4)	(3.7)
Depreciation and amortization	12.2	36.4
Integration costs	0.9	1.4
Non-cash stock-based compensation	0.6	1.1
Transaction costs	—	1.0
Advisory costs	0.3	0.9
Adjusted EBITDA	$22.4	$69.9
Adjusted EBITDA as a percentage of Net Sales	11.1%	11.1%